Exhibit 3.3
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
COCA-COLA CONSOLIDATED, INC.

Coca-Cola Consolidated, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Coca-Cola Consolidated, Inc.

SECOND: This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation of the Corporation.

THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation has been duly approved by the required vote of the stockholders of the Corporation at the annual meeting of stockholders duly called and held on May 9, 2023, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

FOURTH: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article ELEVENTH thereof in its entirety and inserting the following as Article ELEVENTH in lieu thereof:

“ELEVENTH. To the fullest extent permitted by the General Corporation Law of the State of Delaware, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (a) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the General Corporation Law of the State of Delaware, (d) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (e) an officer in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. This Article ELEVENTH of this Restated Certificate of Incorporation shall not eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date that it becomes effective. Any amendment to, modification of, or repeal of this Article ELEVENTH of this Restated Certificate of Incorporation by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission of such director or officer occurring prior to such amendment, modification or repeal.”

[ REMAINDER OF PAGE INTENTIONALLY LEFT BLANK ]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 15th day of May, 2023.

COCA-COLA CONSOLIDATED, INC.

By:	/s/ E. Beauregarde Fisher III
Name:	E. Beauregarde Fisher III
Title:	Executive Vice President,
General Counsel and Secretary